Exhibit 4.6

THIRD SUPPLEMENTAL INDENTURE

dated as of November 10, 2015

among

ENOVA INTERNATIONAL, INC.,

The Guarantor Parties Hereto

and

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

9.75% Senior Notes due 2021

THIS THIRD SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of November 10, 2015, among ENOVA INTERNATIONAL, INC., a Delaware corporation (the “Company”), Enova Lending Services, LLC, a Delaware limited liability company, NetCredit Finance, LLC, a Delaware limited liability company, Enova Finance 2, LLC, a Delaware limited liability company, Enova Finance 3, LLC, a Delaware limited liability company, Enova Finance 4, LLC, a Delaware limited liability company, Enovalytics, LLC, a Delaware limited liability company, Enovaco, LLC, a Delaware limited liability company, Enova Business, LLC, a Delaware limited liability company (collectively, the “Undersigned”) and U.S. BANK NATIONAL ASSOCIATION, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company, the Guarantors party thereto and the Trustee entered into the Indenture, dated as of May 30, 2014 (as amended, supplemented or waived, the “Indenture”), relating to the Company’s 9.75% Senior Notes due 2021 (the “Notes”);

WHEREAS, as a condition to the Trustee entering into the Indenture and the purchase of the Notes by the Holders, the Company agreed pursuant to the Indenture to cause any newly acquired or created Subsidiaries to provide Guarantees in certain circumstances.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:

Section 1.  Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 2.  The Undersigned, by their execution of this Supplemental Indenture, agree to be Guarantors under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including, but not limited to, Article 10 thereof.

Section 3.  This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 4.  This Supplemental Indenture may be signed in various counterparts, which together will constitute one and the same instrument.

Section 5.  This Supplemental Indenture is an amendment supplemental to the Indenture and the Indenture and this Supplemental Indenture will henceforth be read together.

Section 6.  If any provision of this Supplemental Indenture limits, qualifies, or conflicts with another provision which is required to be included in this Supplemental Indenture or the Indenture by the Trust Indenture Act, the required provision shall control.

Section 7.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company and the Undersigned.

[Remainder of page intentionally left blank. Signatures on the following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

ENOVA INTERNATIONAL, INC., as Issuer

By:	/s/ DAVID A. FISHER
Name: David A. Fisher
Title: President

ENOVA LENDING SERVICES, LLC
NETCREDIT FINANCE, LLC
ENOVA FINANCE 2, LLC
ENOVA FINANCE 3, LLC
ENOVA FINANCE 4, LLC
ENOVALYTICS, LLC
ENOVACO, LLC
ENOVA BUSINESS, LLC

By:	/s/ DAVID A. FISHER
Name: David A. Fisher
Title: President

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ LINDA GARCIA
Name: LINDA E. GARCIA
Title: Vice President